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EXHIBIT 99.1 - PRESS RELEASE ISSUED DECEMBER 13, 1996


            BOSTON PRIVATE BANCORP, INC. COMPLETES PRIVATE PLACEMENT
                               $3.0 Million Raised

(December 13, 1996 Boston, MA)--Boston Private Bancorp, Inc. today announced the successful completion of a private placement in which the Company raised $3.0 million by issuing 730,000 shares of common stock at $4.50 per share. Net proceeds from the private placement will be used for general corporate purposes and to support the Company's strategic growth plans.

     Boston Private Bancorp, Inc. is the parent company of Boston Private Bank & Trust Company. The balance sheet assets of the Company as of September 30, 1996 were $268 million. Assets under management in the Investment Management and Trust business of the Company totaled $661 million as of September 30, 1996.

     Timothy L. Vaill, President and CEO of the Company said, "We are very pleased with the results of the private placement. We raised additional capital which was needed to fuel the Bank's near term growth, and, in addition to substantial participation by our Directors and Officers, attracted new institutional investors." The private placement was managed by Keefe, Bruyette & Woods, Inc., New York.

     Boston Private Bank & Trust Company specializes in providing private banking and investment services to successful individuals, their families and their businesses, as well as to foundations and institutional clients.

     The Bank offers a full range of banking and investment management services to its domestic and international clientele with a commitment to exceptional service. In the City of Boston, the Bank also offers a First Time Homebuyer Program. Under its Accessible Banking Program, the Bank is an active provider of real estate financing for affordable housing and economic development and small business loans. SOURCE Boston Private Bancorp, Inc.


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